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                                                                    Exhibit 16.1

March 29, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir:

We have read the first through fourth paragraphs of Item 9 included in the Form 10-K dated March 29, 2002 of Calpine
Corporation to be filed with the Securities and Exchange Commission and, inasmuch as they relate to Arthur Andersen LLP, are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP


cc: Mr. Robert Kelly, CFO, Calpine Corporation